Exhibit 99.1

Contacts:
Elise Caffrey	Nancy Smith
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3323
ecaffrey@irobot.com	nsmith@irobot.com
COLIN ANGLE TO SUCCEED HELEN GREINER AS CHAIRMAN OF THE BOARD OF IROBOT
Greiner to Remain on Board of Directors
Bedford, Mass., October 22, 2008 — iRobot Corp. (Nasdaq: IRBT) today announced that Helen Greiner has resigned as chairman of the board of iRobot, effective October 24, 2008. The board of directors has elected Colin Angle to serve as chairman of the board in addition to his current role as chief executive officer of iRobot. Helen will continue to serve on iRobot’s board of directors as a non-employee director while pursuing other interests and opportunities within the robot industry.
“Since co-founding iRobot in 1990, Helen has been an integral part of the company and played a large role in our success,” said Angle. “We are fortunate that she will maintain a position on our board of directors as she continues to drive the robot industry forward.”
“I will remain close to the company through my work on the board,” said Greiner. “I am excited about where the robot industry is going and how I can help shape the future through individual endeavors, work with the Robotics Technology Consortium, Massachusetts Robotics Cluster and the various boards on which I serve.”
“Helen’s knowledge of the robot industry is surpassed only by her passion for its growth. We appreciate all of her hard work and dedication to iRobot and look forward to her continued contribution as a member of the board,” said The Honorable Jacques Gansler, PhD, an iRobot board member. “Colin Angle was the board’s unanimous choice in succeeding Helen.”
About iRobot Corp.
iRobot designs and builds robots that make a difference. The company’s home robots help people with smarter ways to clean, and our government and industrial robots protect those in harm’s way. iRobot’s consumer and military robots feature iRobot AWARE™ robot intelligence systems, proprietary technology incorporating advanced concepts in navigation, mobility, manipulation and artificial intelligence. For more information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied
iRobot Corporation
8 Crosby Drive, Bedford, MA 01730 • 781.430.3000 • Fax 781.430.3001 • www.iRobot.com

forward-looking statements relating to, among other things, iRobot Corp.’s expectations concerning management’s plans. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K.
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iRobot Corporation
8 Crosby Drive, Bedford, MA 01730 • 781.430.3000 • Fax 781.430.3001 • www.iRobot.com